Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126277 on Form S-8 of Columbia Equity Trust, Inc. of our report dated February 20, 2006, with respect to the statement of revenues and certain expenses for the year ended December 31, 2004 for the property known as Oakton Corporate Center.

/s/ Fitzgerald, Snyder & Co., P.C.

McLean, Virginia

February 22, 2006